UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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NeoMedia Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NeoMedia Technologies, Inc. 100 West Arapahoe Avenue, Suite 9 Boulder, CO 80302 USA T: +1 303 546 7946 www.neom.com

August 28, 2013

Dear Stockholder:

As you know, the 2013 Annual Meeting of Stockholders of NeoMedia Technologies, Inc. (the “Company”), originally scheduled to be held on Friday, August 2, 2013, has been postponed and will now take place on Tuesday, September 3, 2013.

Your vote is very important to the future of the Company and your participation in the voting is requested at the annual meeting. If you have not already voted, please consider doing so immediately.

We wish to highlight our position and ask for your support for Proposal 5, Approval of the Reverse Stock Split and Proposal 6, Increase to Authorized Shares, as such proposals are described in the Proxy Statement.

The Company released a press release on August 27 which is below, which describes how the Company will have the ability to restructure and reduce the debt if Proposal 5 and 6 are approved. If you have already voted, you are able to change your vote by voting in the same manner as outlined on your proxy card and your most recent vote will be counted. Voting instructions are also included at the end of this letter.

NeoMedia Restructures & Reduces Debt

Boulder, Co.—August 27, 2013 -- NeoMedia Technologies, Inc. (OTC BB: NEOM), the pioneer in global mobile barcode management solutions, today announced that it has reached a preliminary agreement with its primary investor, YA Global Investment, L.P. (YA), to restructure and reduce its debt. The loan agreements, with YA, will be restructured into 6 agreements, down from 32, and will reduce the total debt by $10 million. The terms of restructure and debt forgiveness are however, dependent on the positive results of the current proxy statement surrounding Proposal 5 and 6. Should Proxy 5 and 6 not be approved, YA will not be willing to move forward with negotiating the debt restructure and debt forgiveness.

NeoMedia Technologies, Inc. 100 West Arapahoe Avenue, Suite 9 Boulder, CO 80302 USA T: +1 303 546 7946 www.neom.com

“NeoMedia is happy to have worked with YA on this important reduction and restructure,” said Laura Marriott, CEO, NeoMedia. “We hope to have a positive outcome in our current proxy with both proposals 5 and 6 approved. The company’s intention is to seek new sources of financing in an effort to buy out or augment the funding from YA. We are optimistic that our shareholders will agree that this is a very positive move for the company.”

In its most recent Q2 10Q filing, the company announced revenue growth of 262% and its first ever operating income. For more information on NeoMedia, visit http://www.neom.com.

Proposal 5 and 6 are being submitted for approval in order to avoid a situation in which the Company would have no available authorized but unissued Common Stock necessary to satisfy contractual obligations of its Financing Documents (as defined below).

The Board deems it necessary and imperative that the stockholders approve Proposal 5 and 6 in order to avoid a situation in which the Company would have no available authorized but unissued Common Stock necessary to satisfy its contractual obligations under the Financing Documents, which could result in the Company’s default under the Financing Documents. Defaulting under the Financing Documents would result in (a) amounts owed under the Financing Documents becoming immediately due and payable and (b) interest rates on such amounts increasing, collectively in such amounts owed that, (c) it would result in a substantial likelihood that the Company would need to declare bankruptcy.

We ask you to review the Proxy Statement, dated July 8, 2013, which was previously sent to you, carefully and in its entirety in order to cast and informed vote at the meeting.

For the reasons set forth in the proxy statement, dated July 8, 2013, the Board of Directors unanimously recommends that you vote “FOR” Proposals 1, 2, 4, 5 and 6, and “FOR Every Three (3) Years” for Proposal 3. Please vote via the Internet or telephone by following the instructions below, or please sign, date and return the proxy card previously supplied to you.

NeoMedia Technologies, Inc. 100 West Arapahoe Avenue, Suite 9 Boulder, CO 80302 USA T: +1 303 546 7946 www.neom.com

If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (800) 829-6554 or toll at (718) 559-4083. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ Laura A. Marriott

Laura A. Marriott

Chief Executive Officer

You may use one of the following simple methods to promptly provide your voting instructions:

You may use one of the following simple methods to promptly provide your voting instructions:

1.	Vote by Internet: Go to the website www.proxyvote.com. Have your 12-digit control number listed on the voting instruction form ready and follow the online instructions. The 12-digit control number is located in the rectangular box on the right side of your voting instruction form.

2.	Vote by Telephone: Call toll-free (800) 690-6903. Have your 12-digit control number listed on the voting instruction form ready and follow the simple instructions.